Vinings Investment Properties, L.P.
                             Ninth Amendment to the
              Amended and Restated Agreement of Limited Partnership
              -----------------------------------------------------

     This Ninth Amendment to the Amended and Restated Agreement of Limited Partnership of Vinings Investment Properties, L.P. is made as of April 1, 2000 by Vinings Investment Properties Trust, a Massachusetts business trust, as general partner (the "General Partner") of Vinings Investment Properties, L.P., a Delaware limited partnership (the "Partnership") for the purpose of amending the Amended and Restated Agreement of Limited Partnership of the Partnership dated June 30, 1997, as amended (the "Partnership Agreement"). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Partnership Agreement.

     WHEREAS, Pursuant to Section 4.2A of the Partnership Agreement, a series of Units of Partnership Interests in the Partnership designated as the "Series A Convertible Preferred Units" (the "Series A Preferred Units") was previously established and a total of 1,988,235 Series A Preferred Units were issued to various investors on April 29, 1999;

     WHEREAS, the General Partner has received shareholder approval for the creation of a second class of beneficial interests in the General Partner and the Board of Trustees of the General Partner has designated a series of preferred beneficial interests that has the same powers, special rights, preferences, privileges and voting power as the Series A Preferred Units (the "Series A Preferred Shares");

     WHEREAS, Pursuant to Section 7(a) of the Sixth Amendment to the Partnership Agreement, the General Partner has exchanged all 1,988,235 of the Series A Preferred Units for Series A Preferred Shares; and

     WHEREAS, as a result of the exchange the General Partner has become the record holder of the 1,988,235 Series A Preferred Units;

     NOW  THEREFORE,  the  General  Partner  desires  to amend  Exhibit A to the
Partnership   Agreement  to  reflect  its  current  ownership  interest  in  the
Partnership.


     Section 1. Amendment to Partnership Agreement.
     ---------------------------------------------

     Pursuant to Sections 11.4 C and 14.1 B of the Partnership Agreement, the General Partner, as general partner of the Partnership and as attorney-in-fact for all its Limited Partners, hereby executes this instrument on their behalves and amends the Partnership Agreement by deleting Exhibit A thereto in its entirety and replacing it with the Exhibit A attached hereto.

     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.


                                             VININGS INVESTMENT PROPERTIES TRUST
                                             As General Partner



                                             By: /s/ Stephanie A. Reed
                                                --------------------------
                                                Name: Stephanie A. Reed
                                                Title:   Vice President

                       Vinings Investment Properties, L.P.
                             Ninth Amendment to the
                   Amended and Restated Partnership Agreement

                                    Exhibit A
                                   -----------



                                                 PERCENTAGE     NUMBER OF
NAME OF CONTRIBUTOR                               INTEREST     UNITS ISSUED
--------------------                             -----------   -------------

                        COMMON UNITS
GENERAL PARTNER:

Vinings Investment Properties Trust                 1.00%          13,431


LIMITED PARTNERS:

Vinings Investment Properties Trust                80.94%       1,087,062
The Vinings Group, Inc.                             0.80%          10,758
Peter D. Anzo                                       0.80%          10,757
Irving Abrams                                       0.49%           6,598
Tim R. Altman                                       0.25%           3,299
William G. Beshears, Jr.                            0.49%           6,598
William E. & Mary E. Butler                         0.25%           3,299
Donald E. Chace                                     0.49%           6,598
Terry D. Douglass                                   0.49%           6,598
Hazel E. Earsley                                    0.25%           3,299
Stanley D. Eason                                    0.49%           6,598
C.W. Gustav & Janice S. Eifrig                      0.25%           3,299
Jane L. Finchum                                     0.12%           1,649
Esty Foster                                         0.49%           6,598
Robert Hesseltine                                   0.49%           6,598
Betty T. Hinds                                      0.49%           6,598
Albert H. Hooper, Jr.                               0.49%           6,598
Trustmark National Bank,
  Agent for Kathryn D. Little, Investment           0.49%           6,598
Patrick Paul McCarthy                               0.25%           3,299
James A. Melvin, Jr.                                0.49%           6,598
John R. Mileski                                     0.49%           6,598
J. Cary Monroe                                      0.25%           3,299
E. Ray Morris                                       0.49%           6,598
Thomas W. Orcutt, M.D.                              0.49%           6,598
Thomas D. Price                                     0.25%           3,299
Frederick R. Radcliffe                              0.25%           3,299
Robert G. Randall                                   0.49%           6,598
Evelyn Riddle                                       0.08%           1,134
Joseph D. Shields, III, M.D.                        0.33%           4,432
Mary Louise Shields                                 0.23%           3,197
Sarah Shields Residuary Trust                       0.08%           1,134
M.F.  Soukkar                                       0.49%           6,598
Virginia G. Sturwold, Trustee of the
  Virginia G. Sturwold Revocable Trust              0.25%           3,299
Oliver H. Tallman, II                               0.25%           3,299
Lewis F.  Wood, Jr.                                 0.49%           6,598
Homer R. Yook                                       0.25%           3,299
Alice C. Young                                      0.25%           3,299


ASSIGNEES:

Robert L. Bell, M.D.                                0.49%           6,598
Joseph Bonsall, Jr.                                 0.49%           6,598
Harold J. DeBlanc, Jr., M.D.                        0.49%           6,598
William A. Hall                                     1.96%          26,391
Thomas L. Williams                                  0.25%           3,299
Don M. Updegraff, Jr.                               0.12%           1,649
Majed S. Zakaria                                    0.49%           6,598
                                                -----------    ------------

Total Common Units                                100.00%       1,343,039
                                                -----------    ------------

                        SERIES A PREFERRED UNITS

Vinings Investment Properties Trust               100.00%       1,988,235
                                                -----------    ------------

       Total Units                                              3,331,274
                                                               ============